AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
LMI HOLDINGS, INC.
          FIRST. The name of the Corporation is LMI Holdings, Inc.
          SECOND. The location and post office address of the Corporation’s registered office in this Commonwealth is 137 West Penn Avenue, P.O. Box 2005, Cleona, Pennsylvania 17042.
          THIRD. The purpose of the Corporation is, and it shall have unlimited power to engage in and to do, any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Law of 1988, the Act approved December, 1988, P.L. 1444, as amended (the “Pennsylvania Business Corporation Law”).
          FOURTH. The term of the Corporation’s existence is perpetual.
          FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is twenty five million (25,000,000) shares, divided into two classes of common stock having a par value of $0.01 per share (“Common Stock”) consisting of fifteen million (15,000,000) shares of Class A Common Stock (“Class A Common Stock”) and five million (5,000,000) shares of Class B Common Stock (“Class B Common Stock”) and five million (5,000,000) shares of preferred stock, having such par value, if any, as the board of directors shall fix and determine, as provided in Article SEVENTH below (“Preferred Stock”).
          SIXTH. Except as provided in this Article SIXTH, the Class A Common Stock and the Class B Common Stock shall have the same rights.
               Subsection 1. Subject to the prior approval of any regulatory authority, if necessary, a holder of shares of Class B Common Stock shall have the right to cause the Corporation to redeem all, but not less than all, of the shares of Class B Common Stock then outstanding at any time during the Redemption Period. A holder of shares of Class B Common Stock may exercise such right by giving written notice (a “Redemption Notice”) to the Corporation that such holder is exercising such right. The Redemption Notice must state (i) the number of shares of Class B Common Stock that are to be redeemed, (ii) the name, address and telephone number of such holder, (iii) the wire transfer instructions necessary to pay the Redemption Price by a wire transfer, and (iv) if such shares of Class B Common Stock are beneficially owned by a Person who is not the record owner of such shares, the name of the beneficial owner of such shares. Subject to the prior approval of any regulatory authority, if necessary, the Corporation shall redeem all of the outstanding shares of Class B Common Stock at the Redemption Price within thirty (30) days after receipt of such Redemption Notice. For the purposes of this Article SIXTH, (i) “Redemption Period” means the period commencing at 12:01 a.m. Eastern Time on the first anniversary of the issuance of the Class B Common Stock by the Corporation (the “Issue Date”) and ending at 11:59 p.m. Eastern Time on the fourth anniversary of the Issue Date, and (ii) “Redemption Price” means a price per share equal to the sum of (a) $12.50 and (b) any dividends that have accumulated and not been paid on a share Class B Common Stock. A Redemption Notice shall be deemed to have been received by the

Corporation (i) three Business Days after deposited in the United States mail if sent by certified mail, return receipt requested, (ii) on the date delivered if hand delivered, and (iii) on the next Business Day if delivered to a nationally recognized commercial courier service promising next Business Day delivery and requiring receipt for delivery (such as Federal Express), if such Redemption Notice is addressed to the Corporation at 137 West Penn Avenue, Lebanon, PA 17042, Attention: President.
               Subsection 2. If the Corporation receives a Redemption Notice as provided in Subsection 1 of this Article SIXTH and the Corporation fails to redeem all of the outstanding shares of Class B Common Stock for any reason, then dividends shall accrue on all outstanding shares of Class B Common Stock as provided in the following paragraph from the date that the Corporation receives such Redemption Notice (the “Notice Date”) until all of the outstanding shares of Class B Common Stock are redeemed pursuant to Section 1 of this Article SIXTH.
          In the event that dividends begin to accrue on the shares of Class B Common Stock pursuant to the terms of the preceding paragraph, then holders of Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of assets legally available therefor, cumulative annual cash dividends of five percent (5%) per share of Class B Common Stock, payable annually in arrears on each anniversary of the Notice Date, commencing on the first anniversary of the Notice Date; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable is referred to herein as a “Dividend Payment Date”). A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the Notice Date. Dividends, if declared by the Board of Directors, will be payable to holders of record of Class B Common Stock as they appear on the Corporation’s books on the applicable record date, which shall be (i) the date that is ten (10) days prior to the Dividend Payment Date, or (ii) with respect to any accrued dividends paid pursuant to the last sentence of this paragraph, such other record date fixed by the Board of Directors from time to time, which shall not be more than twenty (20) nor less than ten (10) days prior to such dividend payment date. With respect to any partial Dividend Period, dividends payable on the Class B Common Stock will be computed on the number of days elapsed in such Dividend Period. Any dividends not paid on the applicable Dividend Payment Date shall cumulate and be paid on the earlier of (a) the date that the shares of Class B Common Stock are redeemed, or (b) the date established by the Board of Directors.
          So long as any share of Class B Common Stock remains outstanding, (i) no dividend or other distribution shall be declared or paid or set aside for payment on any Class A Common Stock, and (ii) no shares of Class A Common Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, unless, in each case, the full dividends for the then-current Dividend Period and all prior Dividend Periods on all outstanding shares of Class B Common Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside. No interest will be payable in respect of any dividend payment on shares of Class B Common Stock that may be in arrears.

          Upon payment of the full dividends for the then-current Dividend Period and all prior Dividend Periods on all outstanding shares of Class B Common Stock, the holders of the outstanding shares of Class B Common Stock shall be entitled to share pro rata in any and all dividends declared on the Class A Common Stock.
          In the event of any voluntary or involuntary liquidation of the Corporation, no monies or property shall be distributed or set aside for payment on any Class A Common Stock until the full dividends for the then-current Dividend Period and all prior Dividend Periods on all outstanding shares of Class B Common Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.
               Subsection 3. If any shares of Class B Common Stock are transferred, such shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock and the obligation of the Corporation to pay any accumulated and unpaid dividends on such shares shall be terminated and be void. Any holder of such shares may surrender a stock certificate representing such shares to the Corporation in exchange for a certificate representing an equal number of shares of Class A Common Stock.
               Subsection 4. The holders of the Class B Common Stock, voting as a class, shall have the right to nominate and elect one Class III director.
               Subsection 5. Prior to the fourth anniversary of the issuance of the Class B Common Stock by the Corporation, the affirmative vote of holders of at least fifty percent (50%) of the outstanding shares of Class B Common Stock shall be required to approve any of the following:
               (a) any merger or consolidation of the Corporation with or into any other corporation;
               (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;
               (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or
               (d) any transaction similar to, or having similar effect as, any of the foregoing transactions;
unless pursuant to the terms of any transaction described in paragraphs (a) through (d) above all of the outstanding shares of Class B Common stock will be redeemed, repurchased or exchanged in such transaction for an amount equal to the Redemption Price.
               Subsection 6. In addition to the voting rights of the Class B Common Stock specified in Subsection 4 and Subsection 5 of this Article SIXTH, the Class A Common Stock and the Class B Common Stock shall vote together as one class.
               Subsection 7. The Corporation shall not issue any shares of Class B Common Stock after the date of the initial issuance of shares of Class B Common Stock.

          SEVENTH. The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.
          EIGHTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.
          NINTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than nine (9) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2009; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2010; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2011. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. Unless waived by the board of directors of the Corporation, in order to qualify for election as a director of the Corporation, a person must have been a shareholder of record of the Corporation for a period of time equal to the lesser of (i) one (1) year, or (ii) the time elapsed since the acquisition of all of the common stock of Lebanon Mutual Insurance Company by the Corporation. Shareholders of another corporation that merges with the Corporation, is acquired by, or acquires the Corporation, or enters into any similar transaction with the Corporation shall qualify for election as a director of the Corporation if such shareholder was a shareholder of record of the other corporation for a period of time equal to the lesser of (i) one (1) year, or (ii) the time elapsed since the acquisition of all the common stock of Lebanon Mutual Insurance Company by the Corporation. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.
          TENTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and except as provided in Subsection 6 of Article SIXTH, the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.
          ELEVENTH. Except as set forth below, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:
               (a) any merger or consolidation of the Corporation with or into any other corporation;
               (b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;
               (c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or
               (d) any transaction similar to, or having similar effect as, any of the foregoing transactions.
          An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.
          The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the board, if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH.

          The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.
          The provisions of this Article ELEVENTH shall not apply to any transaction which is approved in advance by sixty-six and two-thirds percent (66 2/3%) of the members of the board of directors of the Corporation, at a meeting duly called and held.
          In the event of any conflict between the provisions of this Article ELEVENTH and the provisions of Article SIXTH, Article SIXTH shall be controlling.
          TWELFTH.
               Subsection 1. No Person or Group Acting in Concert shall Acquire Voting Control of the Corporation, at any time, except in accordance with the provisions of Article ELEVENTH. The terms “Acquire,” “Voting Control,” “Group Acting in Concert,” and “Person” as used in this Article TWELFTH are defined in Subsection 4 hereof.
               Subsection 2. If Voting Control of the Corporation is acquired, in violation of this Article TWELFTH, all shares with respect to which any Person or Group Acting in Concert has acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection 4 hereof to confer Voting Control of the Corporation (as determined without regard to this Subsection 2) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be “excess shares” for purposes of this Article TWELFTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection 2, any Person or Group Acting in Concert still shall be deemed to be in Voting Control of the Corporation based on the number of votes then entitled to be cast (rather than the number of issued and outstanding shares of common stock of the Corporation), then shares held in excess of the number of shares deemed to confer Voting Control upon such Person or Group Acting in Concert also shall not be entitled to vote on any matter or take any other shareholder action, but this subsequent reduction in voting rights shall be effected only once. The provisions of this Subsection 2 deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Person or Group Acting in Concert who has acquired Voting Control. Notwithstanding the foregoing, shares held in excess of the number of shares the beneficial ownership of which would otherwise be deemed under Subsection 4 to confer Voting Control of the Corporation shall not be deemed to be excess shares if such shares are held by a Qualified Stock Plan.
               Subsection 3. The provisions of this Article TWELFTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Corporation entitled to cast eighty percent (80%) or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article TWELFTH) and such transaction was approved in advance by the board of directors of the Corporation.
               Subsection 4. For purposes of this Article TWELFTH:

               (a) The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.
               (b) “Voting Control” means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than ten percent (10%) of the issued and outstanding common stock of the Corporation; provided that (i) the solicitation, holding and voting of proxies obtained by the board of directors of the Corporation pursuant to a solicitation under Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall not constitute Voting Control, (ii) a Qualified Stock Plan which holds more than ten percent (10%) of the voting shares of the Corporation shall not be deemed to have Voting Control of the Corporation, and (iii) any trustee, member of any administrative committee or employee beneficiary of a Qualified Stock Plan shall not be deemed to have Voting Control of the Corporation either (A) as a result of their control of a Qualified Stock Plan, and/or their beneficial interest in voting shares held by a Qualified Stock Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by a Qualified Stock Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of a Qualified Stock Plan.
               (c) “Group Acting in Concert” includes Persons (i) knowingly participating in a joint activity or interdependent conscious parallel action toward a common goal whether or not pursuant to an express agreement; or (ii) seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a “Group Acting in Concert” shall not include (i) the members of the board of directors of the Corporation solely as a result of their board membership, (ii) the members of the board of directors of the Corporation as a result of their solicitation, holding and voting of proxies obtained by them pursuant to a solicitation subject to rules and regulations promulgated under the Exchange Act or any successor statute or (iii) any member or all the members of the board of directors of the Corporation, and (iv) any Qualified Stock Plan and the trustees, administrative committee members and employee beneficiaries thereof.
               (d) The term “Person” includes an individual, a Group Acting in Concert, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization, or any similar entity, syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.
               (e) The term “Qualified Stock Plan” means any defined benefit plan or defined contribution plan of the Corporation, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, that, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.
               Subsection 5. This Article TWELFTH shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities by the Corporation or by a holder of shares of capital stock of the Corporation with written consent of the board of directors of the Corporation; provided, however, that purchasers of securities of the Corporation from any underwriter shall be subject to the provisions of this Article TWELFTH.

               Subsection 6. This Article TWELFTH shall not apply to any Person or Group Acting in Concert if such Person or Group Acting in Concert would not have Voting Control if the shares of Class B Common Stock of the Corporation owned by such Person or Group Acting in Concert were excluded in connection with making such determination.
          The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article TWELFTH, on the basis of information known to the Board, if and when such other Person has acquired Voting Control of the Corporation, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified in this Article TWELFTH. Any such determination shall be conclusive and binding for all purposes of this Article TWELFTH.
          THIRTEENTH. No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.
          FOURTEENTH. The authority to make, amend, alter, change or repeal the Bylaws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least sixty-six and two-thirds percent (66 2/3%) of the votes which all shareholders are entitled to cast, except that provisions of the Bylaws of the Corporation relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.
          FIFTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the policyholders, employees, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.
          SIXTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve (12) months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve (12) months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash.
          The provisions of this Article SIXTEENTH shall not apply if eighty percent (80%) or more of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.
          The provisions of this Article SIXTEENTH shall not apply to any corporation, person, entity, or group if the shares of Class B Common Stock of the Corporation owned by such corporation, person, entity or group are excluded in connection with determining whether it or they were the beneficial owner of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote.
          SEVENTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles EIGHTH, NINTH and TENTH through SEVENTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast, or (b) the affirmative vote of eighty percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.
          EIGHTEENTH. Subchapters E, F, G and H of Chapter 25 of the Pennsylvania Business Corporation Law shall not be applicable to the Corporation or any transfer or acquisition of the stock or other securities of the Corporation or to any business combination involving the Corporation or the stock or other securities of the Corporation. Nothing in this Article EIGHTEENTH shall be deemed a waiver of or a limitation on any Article herein.

          NINETEENTH. The name and post office address of the incorporator is:

Name	Address

Melissa M. Zeiders	Stevens & Lee
17 North Second Street
16th Floor
Harrisburg, PA 17101
          TWENTIETH. A special meeting of the shareholders of the Corporation may be called only by: (i) the Chief Executive Officer, (ii) the Executive Committee of the Board of Directors, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors.
          IN TESTIMONY WHEREOF, the Incorporator has signed these Articles of Incorporation this _____ day of August, 2008.

Rollin P. Rissinger, Jr., President & Chief Executive Officer

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